                                                                     EXHIBIT 99

                                   MONSANTO COMPANY AND SUBSIDIARIES

                         COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                         (DOLLARS IN MILLIONS)

                                       NINE MONTHS
                                          ENDED
                                      SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                     ---------------       ---------------------------------------------
                                     1996       1995       1995       1994      1993     1992       1991
                                     ----       ----       ----       ----      ----     ----       ----
Income from continuing
  operations before provision
  for income taxes..............    $1,136     $  955     $1,087     $  895     $729     ($174)<F*> $354<F*>
Add
  Fixed charges.................       176        182        245        182      184       231       233
  Less capitalized interest.....        (9)        (8)       (11)       (10)     (12)      (16)      (24)
  Dividends from
    affiliated companies........        10         --          9          2        5         5         5
Less equity income (add equity
  loss) of affiliated
  companies.....................         7        (24)       (17)       (21)     (20)       (1)       (3)
                                    ------     ------     ------     ------     ----     -----      ----
    Income as adjusted              $1,320     $1,105     $1,313     $1,048     $886     $  45      $565
                                    ======     ======     ======     ======     ====     =====      ====

Fixed charges
  Interest expense..............    $  134     $  143     $  190     $  131     $129     $ 169      $166
  Capitalized interest..........         9          8         11         10       12        16        24
  Portion of rents
    representative of interest
    factor......................        33         31         44         41       43        46        43
                                    ------     ------     ------     ------     ----     -----      ----
    Fixed charges...............    $  176     $  182     $  245     $  182     $184     $ 231      $233
                                    ======     ======     ======     ======     ====     =====      ====

Ratio of earnings to fixed
  charges.......................      7.50       6.07       5.36       5.76     4.82      0.19      2.42
                                    ======     ======     ======     ======     ====     =====      ====

-------

<F*>Includes restructuring and other unusual items of $699 million and $457 million in 1992 and 1991, respectively. Excluding restructuring and other unusual items, the ratio of earnings to fixed charges would have been 3.22 and 4.39, in 1992 and 1991, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1995, 1994 and 1993.

                                      13